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Exhibit 99.5

FIRST COMMUNITY BANCORP
Common Stock
Offered Pursuant to Rights
Distributed to Stockholders of
First Community Bancorp

Dear Shareholders:

    This letter is being distributed to all holders of record of shares of common stock, without par value (the "Common Stock"), of First Community Bancorp (the "Company"), as of the close of business on December 17, 2001 (the "Record Date"), in connection with a distribution of rights ("Rights") to acquire Common Stock at a subscription price of $19.25 per share for each share of Common Stock.

    Each beneficial owner of the Common Stock is entitled to 0.1963 of a Right for each share of Common Stock owned on the record date. Each Right entitles the holder thereof to subscribe to purchase one share of Common Stock at the subscription price of $19.25 per share.

    Enclosed are copies of the following documents:

    1.  The Prospectus dated December  , 2001 relating to the Rights;

    2.  The Subscription Warrant;

    3.  The Instructions as to use of First Community Bancorp Subscription Warrants (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

    4.  A Notice of Guaranteed Delivery for Subscription Warrants issued by First Community Bancorp; and

    5.  A return envelope addressed to U.S. Stock Transfer Corporation.

    Your prompt action is requested. The Rights will expire at 5:00 P.M., Pacific Time, on January 23, 2002, unless extended by the Company (the "Expiration Date").

    To exercise the Rights, a properly completed and executed Subscription Warrant must be delivered to the Subscription Agent (unless the guaranteed delivery provisions are complied with) together with payment in full for all of the Rights exercised prior to 5:00 P.M., Pacific Time, on the Expiration Date, as indicated in the Prospectus.

    Additional copies of the enclosed materials may be obtained from U.S. Stock Transfer Corporation. Their telephone number is (818) 502-1404.

Very truly yours,
FIRST COMMUNITY BANCORP

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FIRST COMMUNITY BANCORP Common Stock Offered Pursuant to Rights Distributed to Stockholders of First Community Bancorp